WESCORP ANNOUNCES $2,250,000 USD FINANCING

CALGARY, ALBERTA – (MARKET WIRE) 06.07.2007

Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that it has closed the sale of $2,250,000 USD of convertible debentures. The debenture carries a 10% annual interest rate and can be converted into units at $1.00 per unit. Each unit will consist of one share of common stock and one half non-transferable share purchase warrant. Each full warrant will be exercisable at $3.00 per share for a 24 month period.

Proceeds from the financing will be used for business and general working capital purposes, including acquisitions, joint-ventures, heavy oil upgrading testing using the VISCOSITOR, and general and administrative expenses.

The debentures will not be and have not been registered pursuant to the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering company committed to commercializing new technologies intended to increase existing production while also increasing economically recoverable petroleum reserves. The Company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

David Jones,
Investor Relations
Wescorp Energy Inc.
Toll Free: 1.877.247.1975
Direct: 1.705.845.0933
Email: djones@wescorpenergy.com